Exhibit 99.1

International Monetary Systems Approves Stock Buyback Plan
Company will repurchase up to 4% of its outstanding shares

New Berlin, Wis., November 2, 2009 -- International Monetary Systems, Ltd. (OTCBB: ITNM), a worldwide leader in business-to-business barter services, today announced that its board of directors has approved the repurchase of up to 4% of the firm's outstanding shares from time to time, at prevailing market prices. This repurchase program will become effective on November 9, 2009.

The buyback plan was approved because the board and management believe the stock presents an attractive investment and is undervalued.

International Monetary Systems' CEO, Don Mardak, stated: "Our current stock price fails to reflect the value of our company, and the repurchase program is a very attractive use of company resources. At current prices, IMS shares are trading at about one-half of book value and one-third of net revenue. This announcement illustrates our confidence in the long-term growth of the company and our commitment to returning capital to our shareholders."

IMS will buy back shares through both public and private channels at prices believed to be appropriate and in the best interest of its shareholders. The company intends to hold the repurchased shares as treasury stock.

About International Monetary Systems
Founded in 1985, International Monetary Systems (IMS) serves 17,000 members representing 23,000 cardholders in 50 North American markets. Based in New Berlin, Wisconsin, and managed by seasoned industry veterans, IMS is one of the largest publicly traded barter companies in the world and is continually expanding its network by adding exchange locations. The company's proprietary transaction clearing software enables businesses and individuals to trade goods and services online using an electronic currency known as trade dollars. The IMS network allows companies to create cost savings and connect to new customers by incorporating barter opportunities in their business models. Further information can be obtained at the company's Web site at: www.IMSbarter.com.

International Monetary Systems, Ltd.,
New Berlin, WI
Krista Vardabash,
(888) 783-4636, ext. 19
Go-ims@imsbarter.com
http://www.internationalmonetary.com